GameStop Reports 2016 Holiday Sales Results

Grapevine, TX (Jan. 13, 2017)—GameStop Corp. (NYSE: GME), a family of specialty retail brands that makes the most popular technologies affordable and simple, today reported sales results for the nine-week holiday period ended December 31, 2016.
Total global sales for the holiday period were $2.50 billion, a 16.4% decline compared to the 2015 holiday sales period. Total comparable store sales decreased 18.7%. Comp trends improved from November to December (-26.6% in Nov. and -13.0% in Dec.) and are expected to continue to improve in January. November’s comp was significantly impacted by weak Call of Duty: Infinite Warfare and Titanfall 2 sales and aggressive console promotions on Thanksgiving Day and Black Friday.
Paul Raines, chief executive officer, stated, “During the holiday period, sales in the video game segment were impacted by industry weakness, promotional pricing pressure and lower in-store traffic, amidst a difficult holiday season for many retailers. We are disappointed with our overall results, but looking broadly, we did see continued growth in our non-physical gaming businesses and we expect this category to approach 40% of our earnings in fiscal 2016. As we look forward to 2017, we remain focused on our transformation plan, which includes growing our non-gaming businesses, right-sizing our global store portfolio by continuously evaluating non-productive stores for closure, and maintaining strong financial discipline, including reducing SG&A by $100 million by 2019.”
Gaming Business Update

•
New hardware sales decreased 30.3% as strong sales of recently released new hardware, such as the Nintendo NES Classic, were offset by a greater-than-expected decline in PlayStation 4 and Xbox One hardware sales.

•	Sales of new video game software decreased 22.8% due to difficult comparisons to titles launched a year ago, lower average selling prices and decreased store traffic.

•	Pre-owned sales outpaced new software sales, but declined 7.9% compared to holiday 2015.

•	GameStop’s PowerUp Rewards loyalty program grew 10% over the last twelve months surpassing 51 million members worldwide.

•
Based on the data released by NPD, the company calculated that it lost market share in November and to a lesser degree in December. GameStop maintained its overweight share on new titles launched, but less overall sales of new games led to a mix shift to catalog and a slight decline in total market share.

Non-Physical Gaming Business Update

•	Non-GAAP digital receipts decreased 9.2% to $295.5 million, or $42.5 million of sales on a GAAP basis, primarily as a result of the decline in new console software sales.

•	Driven by an assortment of Pokémon products, Collectibles sales increased 27.1% to $176.9 million, with year-to-date sales reaching our guidance of $450 to $500 million.

•
Technology Brands revenues, which are not included in comparable store sales, expanded by 44.0% to $192.4 million, driven by store growth and strong sales of the iPhone 6s, iPhone 7 and Samsung Galaxy S7.

Capital Allocation Update
During the holiday period, GameStop repurchased 755,400 shares of common stock at an average price of $22.63, or $17.1 million worth of stock. Year-to-date, the company has repurchased 2.1 million shares at an average price of $25.19, or $53.1 million worth of stock. As of the end of the holiday period, there was approximately $192.2 million remaining of the current share repurchase authorization. The company intends to repurchase $75 million of stock in fiscal 2016.

Guidance Update
GameStop is reiterating its previously announced fourth quarter and full-year 2016 earnings per share guidance of $2.23 to $2.38 and $3.65 to $3.80, respectively, excluding any year-end impairments and store closing charges, based on a favorable fourth quarter tax rate of between 32.5% and 34.5% compared to the initially forecasted rate of 36.0%. Comparable store sales for the fourth quarter are now expected to be in a range of -18.0% to -16.0% and -12.0 to -10.0% for the fiscal year.
About GameStop
GameStop Corp. (NYSE: GME), a Fortune 500 company headquartered in Grapevine, Texas, is a global, multichannel video game, consumer electronics and wireless services retailer. GameStop operates more than 7,600 stores across 14 countries. The company’s consumer product network also includes www.gamestop.com; www.Kongregate.com, a leading browser-based game site; Game Informer® magazine, the world’s leading print and digital video game publication; and ThinkGeek, www.thinkgeek.com, the premier retailer for the global geek community featuring exclusive and unique video game and pop culture products. In addition, our Technology Brands segment includes Simply Mac and Spring Mobile stores. Simply Mac, www.simplymac.com, operates 70 stores, selling the full line of Apple products, including laptops, tablets, and smartphones and offering Apple certified warranty and repair services. Spring Mobile, http://springmobile.com, sells post-paid AT&T services and wireless products through its 1,436 AT&T branded stores and offers pre-paid wireless services, devices and related accessories through its 68 Cricket branded stores in select markets in the U.S.
General information about GameStop Corp. can be obtained at the company's corporate website. Follow GameStop on Twitter @ www.twitter.com/GameStop and find GameStop on Facebook @ www.facebook.com/GameStop.
Non-GAAP Measures
As a supplement to our financial results presented in accordance with U.S. generally accepted accounting principles (GAAP), GameStop uses certain non-GAAP measures, such as digital receipts, to provide a clearer perspective of the current operating performance of the company. GameStop defines digital receipts as the full amount paid by the customer for digital content at the time of sale and/or the value attributed to digital content when physical and digital products are sold combined. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the company's reported GAAP financial results. A reconciliation of forward-looking non-GAAP projections to GAAP financial measures is not available as the amount of potential adjustments cannot be determined at this time.
Safe Harbor
This presentation contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements may include, but are not limited to, the outlook for the fourth quarter and fiscal 2016, future financial and operating results and projections, projected store openings, timing and terms of potential acquisitions, the company's plans, objectives, expectations and intentions, and other statements that are not historical facts. Such statements are based upon the current beliefs and expectations of GameStop's management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. GameStop undertakes no obligation to publicly update or revise any forward-looking statements. The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: the inability to obtain sufficient quantities of product to meet consumer demand, including console hardware and accessories; the timing of release and consumer demand for new and pre-owned video game titles; our ability to continue to expand, and successfully open and operate new stores for, our collectibles and tech brands businesses; risks associated with achievement of anticipated financial and operating results from acquisitions; our ability to sustain and grow our console digital video game sales; the timing and amount of recognition of tax attributes; the impact of cost reduction initiatives, including store closing charges and intangible asset impairments; the risks associated with international operations, wireless industry partnerships and operations and the completion and integration of acquisitions; increased competition and changing technology in the video game industry, including browser and mobile games and digital distribution of console games, and the impact of that competition and those changes on physical video game sales; and economic, regulatory and other events, including litigation, that could reduce or impact consumer demand or affect the company's business. Additional factors that could cause GameStop's results to differ materially from those described in the forward-

looking statements can be found in GameStop's Annual Report on Form 10-K, as amended, for the fiscal year ended Jan. 30, 2016 filed with the SEC and available at the SEC's Internet site at http://www.sec.gov or http://investor.GameStop.com.

Contact
Matt Hodges
VP, Corporate Communications
GameStop Corp.
817-424-2130

Schedule I
GameStop Corp.
Sales Mix

	9 Weeks Ended		9 Weeks Ended
	Dec. 31, 2016		Jan. 2, 2016
		Percent		Percent
	Sales	of Total	Sales	of Total
Net Sales (in millions):

New video game hardware	$519.1	20.7%	$745.1	24.9%
New video game software	797.1	31.9%	1,032.2	34.5%
Pre-owned and value video game products	514.3	20.6%	558.5	18.7%
Video game accessories	187.8	7.5%	234.1	7.8%
Digital	42.5	1.7%	46.1	1.5%
Technology Brands	192.4	7.7%	133.6	4.5%
Collectibles	176.9	7.1%	139.2	4.7%
Other	71.9	2.8%	103.6	3.4%
Total	$2,502.0	100.0%	$2,992.4	100.0%